Exhibit 10.2

ACQUISITION AGREEMENT

This Acquisition Agreement (“Agreement”) is entered into this 23rd day of December, 2020 by and among Rayont Australia Pty Ltd (formerly THF Holdings Pty Ltd), an Australian corporation (“Acquirer”), and GGLG Properties Pty Ltd, an Australian Company (“Target”) and TheAliKasa (Australia) Pty Ltd, the shareholder of GGLG Properties Pty Ltd, being the owners of record of 100% of the issued and outstanding common stock of Target (“Seller”).

Whereas, Acquirer desires to acquire and the Seller desires to transfer the issued securities of the Target identified in item 1.1 below in a transaction intended to qualify as a reorganization within the meaning of section 368(a)(1)(B) of the United States Internal Revenue Code of 1986, as amended.

Now, therefore, Acquirer, Target, and the Seller agree as follows:

1. Purchase Price and Exchange of Stock

1.2 The purchase price is AUD $800,000 and will be paid in cash within 180 days as per the attached schedule. In the event that full payment in cash is not made within that timeframe, Thealikasa (Australia) Pty Ltd will accept shares based on a 20% discount of the average share price for the last 30 trading days from the December 22, 2020, that is USD 0.87 per share.

1.2 Transfer of Certificate(s). The Seller shall surrender such certificate(s) in the aggregate number of shares representing 100% of the issued and outstanding common stock of the Target to Acquirer. The transfer of Target shares by the Seller shall be affected by the delivery to Acquirer at the Closing.

1.3 Further Assurances. At the Closing and from time to time thereafter, the Seller shall execute such additional instruments and take such other action as Acquirer may request in order more effectively to sell, transfer, and assign the transferred stock to Acquirer and to confirm Acquirer’s title thereto.

2. Exchange of Other Securities.

2.1 Securities Exchanged. The outstanding warrants, options, stock rights and other securities of Target owned by the Seller identified in item 1.1 above shall be exchanged and adjusted, subject to the terms contained in such warrants, options, stock rights or other securities, for similar securities of Acquirer.

3. Closing. The Closing contemplated herein shall be held on or before December 23, 2020 at the principal offices of Acquirer, unless another place or time is agreed upon by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated, delayed or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4. Representations and Warranties of Target

Target represents and warrants as follows:

4.1 Corporate Status. Target and its subsidiaries are private companies duly organized, validly existing, and in good standing under the laws of respective jurisdictions.

4.2 Capitalization. The capital stock of Target consists of 400 total shares, which are issued and outstanding, all fully paid and non-assessable. No other shares are outstanding.

4.3 Subsidiaries. Target has not subsidiaries.

4.4 Financial Statements. The unaudited financial statements of Target for the year ended June 30, 2020, and the reviewed financial statements for any interim period, (together, and collectively, “Target’s Financial Statements”) furnished to Acquirer are correct and fairly present the financial condition of Target as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

4.5 Undisclosed Liabilities. Target had no liabilities of any nature except to the extent reflected or reserved against in Target’s Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Target’s accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefore in Target’s Financial Statements.

4.6 Absence of Material Changes. Between the date of Target’s Financial Statements and the Closing of this Agreement, there have not been, except as set forth in a list certified by the president of Target and delivered to Acquirer, (1) any changes in Target’s financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to Target’s property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Target’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

4.7 Litigation. There is no litigation or proceeding pending, or to Target’s knowledge threatened, against or relating to Target, its properties or business, except as set forth in a list certified by the president of Target and delivered to Acquirer.

4.8 Contracts. The Target is not a party to any material contract except as set forth in a list certified by the president of Target and delivered to Acquirer.

4.9 No Violation. Execution of this Agreement and performance by Target hereunder has been duly authorized by all requisite corporate action on the part of the Target, and this Agreement constitutes a valid and binding obligation of the Target, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Target is subject or by which Target is bound.

4.10 Title to Property. Target has good and marketable title to all properties and assets, real and personal, reflected in Target’s Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Target’s properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

4.11 Corporate Authority. Target has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

4.12 Access to Records. From the date of this Agreement to the Closing, Target will (1) give to Acquirer and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that Acquirer may inspect and audit them and (2) furnish such information concerning Target’s properties and affairs as Acquirer may reasonably request.

4.13 Confidentiality. Until the Closing (and permanently if there is no Closing), Target and the Seller will keep confidential any information which they obtain from Acquirer concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Target and the Seller will return to Acquirer all written matter with respect to Acquirer obtained by them in connection with the negotiation or consummation of this Agreement.

5. Representations and Warranties of the Seller

The Seller hereby represents and warrants as follows:

5.1 Title to Shares. The current shareholders are the owners, free and clear of any liens and encumbrances, of 400 shares of Target ordinary stock which they have contracted to transfer, and which represents all of the issued and outstanding common stock of Target.

5.2 Litigation. There is no litigation or proceeding pending, or as to the Seller’s knowledge threatened, against or relating to the shares of Target held by the Seller.

6. Representations and Warranties of Acquirer

The Acquirer represents and warrants as follows:

6.1 Corporate Status. Acquirer is a corporation duly organized, validly existing, and in good standing under the laws of Australia and is licensed or qualified the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

6.2 Subsidiaries. Acquirer has acquired GGLG Properties Pty Ltd as its subsidiary as of the date of agreement. The acquirer has one more subsidiary that is:

2. Rayont Technologies Pty Ltd

6.3 Acquirer is Corporation an Australian company.

6.4 Public Filings. The Acquirer, through its parent company is currently a public corporation and has not any reports required to be filed by it under Section 13 or 15 of the Securities Exchange Act of 1934.

6.5 Undisclosed Liabilities. Acquirer had no liabilities of any nature except to the extent reflected or reserved against in Acquirer’s Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Acquirer’s accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefore in Acquirer’s Financial Statements.

6.6 Absence of Material Changes. Between the date of Acquirer’s Financial Statements and the Closing of this Agreement, there have not been, except as set forth in a list certified by the president of Acquirer and delivered to Target, (1) any changes in Acquirer’s financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to Acquirer’s property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Acquirer’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

6.7 Litigation. There is no litigation or proceeding pending, or to Acquirer’s knowledge threatened, against or relating to Acquirer, its properties or business, except as set forth in a list certified by the president of Acquirer and delivered to Target.

6.8 Contracts. Acquirer is not a party to any material contract other than those listed as an attachment hereto.

6.9 No Violation. Execution of this Agreement and performance by Acquirer hereunder has been duly authorized by all requisite corporate action on the part of Acquirer, and this Agreement constitutes a valid and binding obligation of Acquirer, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Acquirer is subject or by which Acquirer is bound.

6.10 Title to Property. Acquirer has good and marketable title to all properties and assets, real and personal, reflected in Acquirer’s Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Acquirer’s properties and assets are Subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

6.11 Corporate Authority. Acquirer has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

6.12 Confidentiality. Until the Closing (and permanently if there is no Closing), Acquirer and its representatives will keep confidential any information which they obtain from Target concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Acquirer will return to Target all written matter with respect to Target obtained by it in connection with the negotiation or consummation of this Agreement.

6.13 Investment Intent. Acquirer is acquiring the Target shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and Acquirer has no commitment or present intention to liquidate Target or to sell or otherwise dispose of its stock.

7. Conduct Pending the Closing

Acquirer, Target and the Seller covenant that between the date of this Agreement and the Closing as to each of them:

7.1 No change will be made in the charter documents, by-laws, or other corporate documents of Acquirer or Target without the written consent of the parties hereto.

7.2 Target and Acquirer will use their best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

7.3 The Seller will not sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the Target shares of common stock owned by him.

8. Conditions Precedent to Obligation of Target and the Sellers

Target’s and the Seller’s obligation to consummate this exchange shall be Subject to fulfillment on or before the Closing of each of the following conditions, unless waived by Target or the Sellers as appropriate:

8.1 Acquirer’s Representations and Warranties. The representations and warranties of Acquirer set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

8.2 Acquirer’s Covenants. Acquirer shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

8.3 Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Acquirer.

8.4 Supporting Documents of Acquirer. Acquirer shall have delivered to Target and the Seller supporting documents in form and substance reasonably satisfactory to Target and the Seller, to the effect that:

(a) Acquirer is a corporation duly organized, validly existing, and in good standing;

(b) Copies of the resolutions of the board of directors of Acquirer authorizing the execution of this Agreement and the consummation hereof; and

(c) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

9. Conditions Precedent to Obligation of Acquirer

Acquirer’s obligation to consummate this acquisition shall be Subject to fulfillment on or before the Closing of each of the following conditions, unless waived by Acquirer:

9.1 Target’s and the Seller’s Representations and Warranties. The representations and warranties of Target and the Seller set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2 Target’s and the Seller’s Covenants. Target and the Seller shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

9.3 Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Target.

9.4 Seller Execution. This Agreement shall have been executed by the Seller of Target.

9.5 Supporting Documents of Target. Target shall have delivered to Acquirer supporting documents in form and Substance reasonably satisfactory to Acquirer to the effect that:

(a) Target is a corporation duly organized, validly existing, and in good standing;

(b) Target’s capital stock is as set forth herein;

(c) Copies of the resolutions of the board of directors of Target authorizing the execution of this Agreement and the consummation hereof; and

(d) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

10. Indemnification

10.1 Indemnification of Acquirer. Target and the Seller severally (and not jointly) agree to indemnify Acquirer against any loss, damage, or expense (including reasonable attorney fees) suffered by Acquirer from (1) any breach by Target or the Seller of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by Target or the Seller herein; provided, however, that (a) Acquirer shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $50,000 in the aggregate and (b) Acquirer shall give notice of any claims hereunder within twelve months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by Acquirer to the extent of insurance proceeds paid to, or tax benefits realizable by, Acquirer as a result of the event giving rise to such right to indemnification.

10.2 Proportionate Liability. The liability of the Seller under this Section shall in no event exceed 50 percent of the value of the Acquirer shares received by such Seller.

10.3 Indemnification of Target and the Seller. Acquirer agrees to indemnify Target and the Seller against any loss, damage, or expense (including reasonable attorney fees) suffered by Target or the Seller from (1) any breach by Acquirer of this Agreement or (2) any inaccuracy in or breach of any of Acquirer’s representations, warranties, or covenants herein.

10.4 Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

11. Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by either Target, the Seller or Acquirer if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either Target, the Seller or Acquirer if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing.

12. Survival of Representations and Warranties. The representations and warranties of Target, the Seller and Acquirer set out herein shall survive the Closing for a period of twelve (12) months.

13. Arbitration

Scope. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the Australian Centre for International Commercial Arbitration.

Situs. The situs of arbitration shall be chosen by the party against whom arbitration is sought, provided only that arbitration shall be held at a place in the reasonable vicinity of such party’s place of business or primary residence and shall be within Australia. The situs of counterclaims will be the same as the situs of the original arbitration. Any disputes concerning situs will be decided by the Australian Centre for International Commercial Arbitration.

Applicable Law. The law applicable to the arbitration and this agreement shall be that of the State of Nevada, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. Any dispute as to the applicable law shall be decided by the arbitrator.

Disclosure and Discovery. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the Subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

Finality and Fees. Any award or decision by the Australian Centre for International Commercial Arbitration shall be final, binding and non-appealable except as to errors of law. Each party to the arbitration shall pay its own costs and counsel fees.

Measure of Damages. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

Covenant Not to Sue. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the Australian Centre for International Commercial Arbitration, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney’s fees to the prevailing party.

Intention. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

14. General Provisions

14.1 Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

14.2 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived by the party to whom such compliance is owed.

14.3 Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

14.4 TheAliKasa (Australia) Pty Ltd has the right to request to the acquirer to issue more common stock if the price per share drop under USD 0.79.

14.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Acquirer, to:

Rayont Australia Pty Ltd (formerly THF Holdings Pty Ltd)

Level 3, 26 Marine Parade, Southport,

Queensland 4215, Australia

If to Target or Seller, to:

TheAliKasa (Australia) Pty Ltd

366 Nursery Road, Holland Park QLD 4121, Australia

14.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of State of Nevada.

14.7 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

14.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile or electronic transmission shall be deemed to be evidence of the original execution thereof.

14.9 Effective Date. The effective date of this Agreement shall be December 23, 2020.

Rayont Australia Pty Ltd (formerly THF Holdings Pty Ltd)

By:	/s/ Marshini Thulkanam
Name:	Marshini Thulkanam
Title:	President & Chief Executive Officer

TheAliKasa (Australia) Pty Ltd

By:	/s/ Ali Kasa
Name:	Ali Kasa
Title:	Chief Executive Officer

SCHEDULE 1

Payment Schedule

No.	Payments	Amount AUD	Remarks
1	Initial	$350,000	Payable on execution of Acquisition Agreement
2	30 days	$75,000
3	60 days	$75,000
4	90 days	$75,000
5	120 days	$75,000
6	150 days	$75,000
7	180 days	$75,000